Exhibit 10.1 -

Letter Agreement between William Blair & Company and East Fork Biodiesel, LLC dated December 26, 2008.

Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

December 26, 2008

Mr. Chris Daniel
Chief Executive Officer
East Fork Biodiesel, LLC
P.O. Box 21
Algona, IA 50511

Gentlemen;

This letter confirms the understanding and agreement (the “Agreement”) between East Fork Biodiesel, LLC (together with its subsidiaries, the “Company”) and William Blair & Company, L.L.C. (“William Blair”) pursuant to which William Blair has agreed to render certain investment banking and financial advisory services to the Company as follows:

1.

Engagement; Services; Term. The Company hereby retains William Blair as its exclusive investment banker * to examine various possible strategic alternatives available to the Company. William Blair will advise the Company on an exclusive basis * with respect to one or more transactions or potential transactions, including the following:

a)

any acquisition of all, or a substantial portion of the capital stock or assets of the Company in each case in either a single transaction or a series of transactions, whether by tender or exchange offer, purchase, acquisition, business combination, or otherwise (a “M&A Transaction”);

b)

any financing for any portion of the Company, whether in the form of secured, unsecured, subordinated or senior debt, equity or equity equivalents, and whether or not such financing is arranged on a public or private basis (a “Financing Transaction”); and

c)

subject to the subsequent written authorization by Company of William Blair, any single transaction or series of transactions with Company’s current lender, Farm Credit, that effectuates any material modification, amendment to, or change of, or in, the principal balance, accrued or accreted interest, payment term, other debt service requirement, and/or financial or operating covenant; any forbearance for at least six months with respect to any payment obligation; conversion to common or other equity, or any other security or instrument, of any, or all, of the Company’s obligations and/or indebtedness for borrowed money, which, are currently outstanding (a “Restructuring Transaction”).

A Financing Transaction, an M&A Transaction and a Restructuring Transaction are each referred to herein as a “Possible Transaction” and are collectively referred to herein as the “Possible Transactions”.

Depending upon the nature of the Possible Transaction, William Blair’s services which shall be performed consistent with industry practices and standards will include, if appropriate or if requested by the Company, the following:

i.

assist the Company’s management in (a) developing a strategy for pursuing one or more Possible Transactions, (b) preparing a descriptive memorandum that describes the Company’s operations and financial condition and includes current financial data and other appropriate information furnished by the Company (as amended and supplemented from time to time, the “Descriptive Memorandum”) and (c) contacting and eliciting interest from those possible participants expressly approved by the Company and a list of possible participants in the Possible Transactions (it being understood that such participants may include parties to whom William Blair has rendered or is now rendering investment banking services but, in any case, such services have not and do not in any way relate to the Company or any Possible Transactions);

ii.

review and analyze the business plans and financial projections prepared by the Company including, but not limited to, testing assumptions and comparing those assumptions to historical Company and industry trends;

iii.

assist the Company and its other professionals in reviewing and analyzing the terms of any proposed Possible Transaction, in responding thereto and, if directed, in evaluating alternative proposals for a Possible Transaction, whether in connection with a confirmed Chapter 11 plan (a “Plan”) or otherwise;

iv.	determine a range of values for the Company and any securities that the Company offers or proposes to offer in connection with a Possible Transaction;

v.

advise the Company on the risks and benefits of considering a Possible Transaction with respect to the Company’s business prospects and strategic alternatives to maximize the business enterprise value of the Company, whether pursuant to a Plan or otherwise;

vi.

assist or participate in negotiations with parties in interest, including, without limitation, any current or prospective creditors of, holders of equity in, or claimants against the Company and/or their respective representatives in connection with a Possible Transaction and/or a Plan;

vii.	advise and attend meetings of the Company’s Board of Directors, creditor groups, official constituencies and other interested parties, as necessary;

viii.	to the extent requested by the Company, assist the Company in raising capital and/or refinancing or amending any of its existing debt facilities;

ix.

if requested, William Blair will (a) render an opinion (the “Opinion”) (such Opinion will be in writing if requested by the Company), as to the fairness, from a financial point of view, to the Company’s common stockholders of the consideration to be received by such stockholders or the exchange ratio, as the case may be, in the Possible Transaction or (b) advise the Board of Directors that Blair is unable to render an Opinion. The Opinion will be in such form and with such qualifications as determined appropriate by Blair;

Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

x.

in the event the Company determines to commence one or more cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in order to pursue a Possible Transaction or otherwise, and if requested by the Company, participate in hearings before the Bankruptcy Court in which such cases are commenced (the “Bankruptcy Court”) and provide relevant testimony with respect to the matters described herein and arising in connection with any Possible Transaction or any proposed Plan; and

xi.	render such other financial advisory and investment banking services as may be agreed upon in writing by William Blair and the Company in connection with any of the foregoing.

2. Fees and Expenses.

a.

Monthly Fees. In consideration of the foregoing financial advisory services, the Company shall pay William Blair the following non-refundable fees which shall be due, fully earned and payable on the following dates: $50,000 upon the mutual execution of this Agreement and $50,000 fully due, earned and payable in advance every thirty days after the date of this Agreement for up to three (3) months. The total monthly fee payments shall not to exceed ($200,000). No monthly fee shall be earned by William Blair after termination of this Agreement. All monthly fees received by William Blair shall be credited against the Transaction Fees payable by Company to William Blair.

b.	M&A Transaction. *

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For the purpose of calculating the M&A Fee, the Transaction Value shall be equal to the sum, for any transaction or asset sale that takes place from the date of this Agreement through the effective date of a M&A Transaction of (i) the total proceeds and other consideration paid or received, or to be paid or received, in connection with a M&A Transaction (which consideration shall be deemed to include amounts in escrow and any forfeited deposits), including, without limitation, cash, notes, securities, and other property received or to be received by the Company, its creditors (except to the extent covered in clause (ii) below) and equity holders (including holders of warrants and convertible securities, and holders of options or stock appreciation rights, whether or not vested if consideration is paid for such unvested securities); deferred non-contingent payments (such as installments payments); amounts payable under Contingent Payments (as defined below) plus (ii) the total amount of any funded interest bearing indebtedness existing on the Company’s balance sheet at the time of a M&A Transaction (if such M&A Transaction takes the form of a merger or a sale of stock) or assumed by a buyer in connection with a M&A Transaction (if such M&A Transaction takes the form of a sale of assets) (collectively, “Total Consideration”). Contingent Payments shall be defined as the fair market value of consideration received or receivable by the Company or its current equity holders in the form of contingent payments based upon the occurrence of future events.

For the purpose of calculating the consideration received in a M&A Transaction, any securities (other than a promissory note) will be valued at the time of the closing of the M&A Transaction as follows: (i) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the closing of the M&A Transaction; (ii) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of the M&A Transaction; and (iii) if such securities have not been traded prior to the closing of the M&A Transaction, William Blair will prepare a valuation of the securities (without regard to any restrictions on transferability), and William Blair and the Company will negotiate in good faith to agree on a fair valuation thereof for the purposes of calculating the M&A Fee. The value of any purchase money or other promissory notes, installment sales contracts or other deferred non-contingent consideration shall be deemed to be the face amount thereof, and shall be included as part of Total Consideration for the purpose of determining the M&A Fee due to William Blair upon the consummation of the M&A Transaction. In the event the Transaction Value includes any Contingent Payments, the Company and William Blair will negotiate in good faith to agree on that portion of the M&A Fee (in excess of the Minimum Fee) to be paid to William Blair as of the consummation of the M&A Transaction in consideration thereof. If the parties cannot reach such an agreement, an additional M&A Fee shall be paid to William Blair in the same proportions and at the same times as the Contingent Payments are paid or received.

c.

Financing Transaction. Upon the consummation of a Financing Transaction, the Company shall pay William Blair a cash fee (the “Financing Fee”) equal to the sum of (x) 1.5% of the aggregate principal amount of all secured notes and bank debt raised or committed as reflected in the executed loan agreements, (y) 3.0% of the fair market value of the aggregate amount of all unsecured and subordinated debt securities raised or committed as reflected in the executed loan agreements, whether structurally or contractually subordinated and whether with the same or different lender(s) or (z) 6,0% of the fair market value of the aggregate amount of all equity and equity equivalents (including convertible securities and preferred stock) placed or committed as reflected in the executed investment agreements. Fair market value shall generally be understood to be the amount of cash consideration received by the Company from the senior lender, subordinated lender and/or equity investor unless the terms of such debt or equity are so unusual as to reasonably call into question that determination. In such an event, the Company and William Blair agree to reasonably agree to the fair market value of such financing,

d.

Restructuring Transaction. Upon the consummation of any Restructuring Transaction which is consummated after a chapter 11 filing, the Company shall pay to William Blair a cash fee (the “Chapter 11 Restructuring Fee”) equal to 1.5% of the debt facilities restructured. Upon the consummation of any Restructuring Transaction prior to a chapter 11 proceeding, the Company shall pay to William Blair a cash fee (the “Pre Chapter 11 Restructuring Fee”) equal to 1.0% of the debt facilities restructured, As an example and for the avoidance of doubt, should William Blair consummate a Restructuring Transaction where $20 million of debt is restructured to $5 million of equity, $5 million is forgiven by the lender and the remaining $10 million of debt remains unmodified, William Blair’s Restructuring Fee percentage shall be applied to $20 million. For purposes of clarity, no Restructuring Transaction Fee shall be payable to William Blair unless and until Company subsequently and specifically authorizes William Blair in writing to provide Company with restructuring services and Company agrees that a Restructuring Fee shall be due and owing upon a completion of a Restructuring Transaction. Company may enter into a Restructuring Transaction without engaging William Blair to provide services and, as a result, no Restructuring Transaction fee shall be due.

e.

Fairness Opinion. Upon Company’s specific subsequent written request and authorization to render a fairness opinion and upon completion of William Blair’s engagement, an additional fee of $250,000 will be payable promptly after William Blair (i) advises the [Special Committee of the] Board of Directors as to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be received by such stockholders or the

Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

exchange ratio, as the case may be, with respect to the Possible Transaction or (ii) advises that it is unable to render an opinion to such effect.

f.

Payment of Fees. Any Financing Fee, M&A Fee, Restructuring Fee and Fairness Opinion Fee are each referred to herein as a “Transaction Fee” and are collectively referred to herein as “Transaction Fees”. Certain Transaction Fees shall be paid to William Blair by withholding such fee from the proceeds from the issuance of any debt or equity securities (in the case of a Financing Transaction) or from the sale proceeds (in the case of a M&A Transaction) by instructing the purchasers of the securities or the payor(s) of the Transaction Value, as the case may be, to wire transfer the Transaction Fee directly to William Blair upon the consummation of the Possible Transaction.

g.

Expenses. Additionally, and regardless of whether any Possible Transaction is consummated, the Company will reimburse William Blair, subject to Company’s prior written approval for total expenses in excess of $40,000, for all reasonable out-of-pocket expenses such as travel and travel-related expenses, research, database and similar information charges paid to third party vendors, overnight mailing costs, regular postage and telecommunications expenses (as well as reasonable fees and expenses of its counsel and any other independent experts retained by William Blair provided in each case, subject to Company’s prior written approval before any engagement of third party experts occurs) incurred by William Blair in connection with its engagement hereunder. Such reimbursement will be payable promptly upon submission by William Blair of statements and reasonable supporting detail to the Company.

h.

Minimum Fee. The minimum fee that William Blair shall earn and be paid in connection with its engagement hereunder in connection with a closing of a Possible Transaction (except in the case of a Restructuring Transaction) shall be $500,000 (the “Minimum Fee”). In calculating the Minimum Fee, any Monthly Fees paid and any fairness opinion fee paid shall be included with the related transaction fees when calculating the minimum.

	i.	*

j.

No Fee Duplication. Notwithstanding anything else herein contained, any transaction or series of similar transactions shall only be treated for calculating fees payable as one type of transaction, i.e. M&A Transaction or Financing Transaction; provided however, if Company authorizes William Blair to provide multiple services/consummates multiple transactions (for example, but not limited to, an M&A Transaction and a fairness opinion or an M&A Transaction and a Restructuring Transaction or a Financing Transaction and a fairness opinion), then William Blair shall be paid the fees as referenced in this Section 2 for each type of transaction. The parties shall mutually agree on the appropriate characterization of the transaction(s).

3.

Application for Retention of William Blair. In the event the Company determines to commence Chapter 11 proceedings in order to pursue a Possible Transaction or otherwise, the Company shall apply promptly, within the confines of Rule 6003 of the

Federal Rules of Bankruptcy Procedure, to the Bankruptcy Court pursuant to sections 327(a) and 328(a) of the Bankruptcy Code. Rule 2014 of the Federal Rules of Bankruptcy Procedure, applicable local rules and procedural orders of the Bankruptcy Court and procedural guidelines established by the Office of the United States Trustee, for approval of (a) this Agreement and (b) William Blair’s retention by the Company under the terms of this Agreement, nunc pro tunc to the date the Company commences its Chapter 11 case, and shall use its best efforts to obtain Bankruptcy Court authorization thereof. The Company shall use its best efforts to obtain such Bankruptcy Court approval and authorization subject only to the subsequent review by the Bankruptcy Court under the standard of review provided in section 328(a) of the Bankruptcy Code, and not subject to the standard of review set forth in section 330 of the Bankruptcy Code. The Company shall supply William Blair and its counsel with a draft of such application and any proposed order authorizing William Blair’s retention sufficiently in advance of the filing of such application and proposed order to enable William Blair and its counsel to review and comment thereon. William Blair shall have no obligation to provide any services under this Agreement unless and until William Blair’s retention under the terms of this Agreement is approved under section 328(a) of the Bankruptcy Code by a final order of the Bankruptcy Court in form and substance acceptable to William Blair. Subject to being so retained, William Blair agrees that during the pendency of any such proceedings, it shall continue its obligations under this Agreement pursuant to the provisions of this Agreement so long as the Company is using its best efforts to seek William Blair’s retention under section 328(a) of the Bankruptcy Code.

William Blair acknowledges that in the event that the Bankruptcy Court approves its retention by the Company pursuant to the application process described in this Section, payment of William Blair’s fees and expenses shall be subject to (i) the jurisdiction and approval of the Bankruptcy Court under section 328(a) of the Bankruptcy Code and any order approving William Blair’s retention, (ii) any applicable fee and expense guidelines and/or orders and (iii) any requirements governing interim and final fee applications; provided, however, that subject to approval of the Bankruptcy Court, William Blair shall not be required to maintain time records. In the event that William Blair’s engagement hereunder is approved by the Bankruptcy Court, the Company shall pay all fees and expenses of William Blair hereunder as promptly as practicable in accordance with the terms hereof and the orders governing interim and final fee applications, and after obtaining all necessary further approvals from the Bankruptcy Court, if any.

With respect to William Blair’s retention under section 328(a) of the Bankruptcy Code, the Company acknowledges and agrees that William Blair’s industry and restructuring expertise as well as its capital markets knowledge, financing skills and mergers and acquisitions capabilities, some or all of which may be required by the Company during the term of William Blair’s engagement hereunder, were important factors in determining the amount of the various fees set forth herein, and that the ultimate benefit to the Company of William Blair’s services hereunder could not be measured merely by reference to the number of hours to be expended by William Blair’s professionals in the performance of such services. The Company also acknowledges and agrees that the various fees set forth herein have been agreed upon by the parties in anticipation that a substantial commitment of professional time and effort will be required of William Blair and its professionals hereunder over the life of the engagement, and in light of the fact that such commitment may foreclose other opportunities for William Blair and that the actual time and commitment required of William Blair and its professionals to perform its services hereunder may vary substantially from week to week or month to month, creating “peak load” issues for the firm. In addition, the Company believes that given the numerous issues which William Blair may be required to address in the performance of its services hereunder, William Blair’s commitment to the variable level of time and effort necessary to address all such issues as they arise, and the market prices for William Blair’s services for engagements of this nature in an out-of-court context, the Company agrees that the fee arrangements hereunder are reasonable under the standards set forth in section 328(a) of the Bankruptcy Code.

4.

Information. In connection with William Blair’s activities on the Company’s behalf, the Company agrees to reasonably cooperate with William Blair and will furnish to, or cause to be furnished to, William Blair all information and data concerning the Company as is reasonably requested (the “Information”) and will provide William Blair with access to the Company’s officers, directors, employees and advisors. The Company represents and warrants that all Information made available to William Blair by the Company with respect to a Possible Transaction will be complete and correct in all material respects based on the Company’s actual knowledge and that any projections, forecasts or other Information provided by the Company to William Blair or to any possible participant, any other party to a Possible Transaction, or contained in the Descriptive Memorandum will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify William Blair if the Company believes that any Information which was previously provided to William Blair or to any possible participant to a Possible Transaction has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder, including, without limitation, assisting the Company’s management in the preparation of the Descriptive Memorandum, William Blair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by William Blair) without independent verification thereof or independent appraisal of any of the Company’s assets or those of any possible participant in a Possible Transaction and that William Blair shall not be liable for any inaccuracies or omissions therein. Furthermore, in evaluating each possible participant, William Blair will be using information contained in public reports and possibly other information furnished to William Blair by such possible participant. William Blair does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, any possible participant or a Possible Transaction.

The Company further acknowledges that although William Blair will use commercially reasonable procedures to check for the most commonly known viruses, the electronic transmission of information cannot be guaranteed to be secure or error-free. Furthermore such information could be intercepted, corrupted, lost, destroyed, arrive late or incomplete or otherwise be adversely affected or unsafe to use. Accordingly, the Company agrees that William Blair shall have no liability to the

Company with respect to any error or omission rising from or in connection with: (i) the electronic communication of information to the Company; or (ii) the Company’s reliance on such information provided, in each case, that William Blair exercises the same degree of care in protecting the confidentiality of, and in preventing unauthorized access to, the Company’s information that it exercises with regard to its proprietary information.

The Company agrees that neither it nor any of its affiliates or management will initiate any discussions regarding a Possible Transaction during the term of this Agreement, except through William Blair. In the event the Company, its affiliates, or its management receive any inquiry regarding a Possible Transaction, William Blair will be promptly informed of such inquiry so that it can evaluate such party and its interest in a Possible Transaction, and assist the Company in any resulting negotiations.

The Company and William Blair will each have the right to approve the Descriptive Memorandum. The Company agrees that it will be solely responsible for ensuring that any Possible Transaction complies with applicable law.

5.

Indemnification. William Blair and the Company have entered into a separate indemnity agreement, dated the date hereof and attached hereto as Exhibit A (the “Indemnity Agreement”), providing among other things for the indemnification of William Blair by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement). The terms of the Indemnity Agreement are incorporated by reference into this letter agreement and made an integral part hereof.

6.

Other Services. William Blair is not being retained to provide “crisis management” or business consultant services to the Company and shall have no responsibility for designing or implementing operating, organizational, administrative, cash management or liquidity improvements. To the extent William Blair is requested by the Company to perform any financial advisory or investment banking services which are not within the scope of this assignment, such fees shall be mutually agreed upon by William Blair and the Company in writing, in advance, depending on the level and type of services required, and shall be in addition to the fees and expenses described hereinabove. Except as set forth in the preceding sentence, if William Blair is required to render services directly or indirectly relating to the subject matter of this Agreement (including, but not limited to, producing documents, answering interrogatories, attending depositions, testifying at trial, and whether by subpoena, court process or order, or otherwise), the Company shall pay William Blair’s related reasonable out-of-pocket costs and expenses (including without limitation the reasonable legal fees and expenses of William Blair’s legal counsel incurred in connection therewith).

7.

Termination. William Blair’s engagement hereunder may be terminated by either the Company or William Blair at any time, with or without cause, upon written notice to the other party; provided, however, that no such termination will affect William Blair’s right to expense reimbursement, the payment of any accrued and unpaid fees or the indemnification contemplated herein or the Indemnity Agreement. If this

Agreement expires or is terminated for any reason and the Company consummates, or enters into an agreement in principle to engage in (and which subsequently closes at any time), any Possible Transaction within twelve (12) months after such termination or expiration, date with any party, person or entity (i) which Blair has identified, or (ii) in respect of which William Blair has rendered advice, or (iii) with which the Company has directly or indirectly held discussions prior to such termination, William Blair shall be entitled to receive its Transaction Fee upon the consummation of such Possible Transaction as if no such expiration or termination had occurred. The Company shall provide William Blair a complete list of parties addressed in (iii) of this section within 10 days of William Blair’s termination and William Blair shall provide the Company a complete list of all parties incorporated in (i), (ii) and (iii) of this section within 20 days of William Blair’s termination.

8.

Governing Law; Jurisdiction; Waiver of Jury Trial. THIS LETTER AGREEMENT AND THE INDEMNITY AGREEMENT WILL BE DEEMED MADE IN DELAWARE AND WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE COMPANY AND WILLIAM BLAIR IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR THE INDEMNITY AGREEMENT, OR ANY OF THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY, WHICH IS BROUGHT BY OR AGAINST THE COMPANY. EACH OF THE COMPANY (AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF THE COMPANY’S EQUITY HOLDERS AND CREDITORS) AND WILLIAM BLAIR HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THE INDEMNITY AGREEMENT, THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY POSSIBLE TRANSACTION).

9.	Miscellaneous.

a.

Benefit of Agreement; No Reliance by Third Parties. Any advice (oral or written) rendered by William Blair pursuant to its engagement hereunder, including any advice rendered during the course of participating in negotiations and meetings of the Board of Directors of the Company, as well as any written materials provided by William Blair, will be solely for the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person (other than the Company’s attorneys and accountants) for any purpose without William Blair’s prior written consent. Furthermore, the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without the prior written consent of William Blair. This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement.

b.

Nature of Relationship. The nature of William Blair to the Company is that of an independent contractor. William Blair is being retained solely to assist the Company in its efforts to affect a Possible Transaction and Blair is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Possible Transaction. William Blair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equity holders or creditors of the Company, any affiliate of the Company or any other person by virtue of this Agreement and the retention of William Blair hereunder, all of which duties and liabilities are hereby expressly waived.

c.

Public Announcements. Upon consummation of any Possible Transaction, William Blair may, at its own expense, place announcements in financial and other newspapers and periodicals (such as a customary “tombstone” advertisement) describing its services in connection therewith. Furthermore, the Company agrees that in its initial press release announcing any Possible Transaction, the Company will include in such press release a reference to William Blair as investment banker and financial advisor to the Company with respect to such Possible Transaction.

d.

Survival, Successors & Assigns. This Agreement (including, for the avoidance of doubt, Exhibit A hereto) shall be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the patties hereto and their respective successors, heirs and permitted assigns and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by William Blair hereunder.

e.

Authority. Each party hereto represents and warrants that it has all requisite power and authority to enter into this Agreement and Exhibit A attached hereto and the transactions contemplated hereby. Each party hereto further represents that this Agreement has been duly and validly authorized by all necessary corporate action and has been duly executed and delivered by each of the parties hereto and constitutes the legal, valid and binding agreement thereof, enforceable in accordance with its terms, William Blair will assume that any instructions, notices or requests have been properly authorized by the Company if they are given or purported to be given by, or is reasonably believed by William Blair to be a director, officer, employee or authorized agent.

f.

Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart to this Agreement.

g.

Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto. This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against William Blair because this Agreement was drafted by William Blair, and the parties waive any statute or rule of law to such effect. This Agreement supersedes and replaces all previous agreements or understandings regarding the same, whether written or oral. This Agreement may not be modified or amended except in writing executed by the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

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If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us along with the first monthly fee of $50,000 via wire transfer. We look forward to working with you.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

By:

Principal

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN

EAST FORK BIODIESEL, LLC

By:

Its: CEO

Exhibit “A”

EAST FORK BIODIESEL, LLC

P.O. Box 21

ALGONA, IA 50511

December 26, 2008

William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois 60606

Gentlemen:

In connection with your engagement by East Fork Biodiesel, LLC (the “Company”) under the letter agreement of even date herewith (the “Engagement Letter”), as modified or amended from time to time, the Company agrees to indemnify and hold harmless William Blair & Company, L.L.C. (“Blair”) and each of the Other Indemnified Parties (as defined below), to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) (collectively, “Losses”) and expenses (including, without limitation, all fees and expenses of Blair’s and each of the Other Indemnified Parties’ counsel and all of Blair’s and each of the Other Indemnified Parties’ reasonable travel and other reasonable out-of-pocket expenses incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of testimony or evidence in, any pending or threatened litigation, investigation or proceedings, whether or not Blair or any Other Indemnified Party is a party thereto) (collectively, “Expenses”) based upon, arising out of or in any way relating to the rendering of services by Blair contemplated under the Engagement Letter (including any services rendered prior to the date hereof) or to the Possible Transaction (as defined therein); provided, that the Company will have no obligation to indemnify and hold harmless Blair or any of the Other Indemnified Parties in respect of any Losses or Expenses which are finally judicially determined to have been primarily the result of the gross negligence, willful misconduct, or bad faith of Blair or the Other Indemnified Parties in performing the services that are the subject of the Engagement Letter. Expenses will be paid when and as incurred upon submission by Blair of statements to the Company. The Other Indemnified Parties will mean and include (i) the respective members, principals, partners, directors, officers, agents and employees of and counsel to Blair and its affiliates, (ii) each other person, if any, controlling Blair or any of its affiliates and (iii) the successors, assigns, heirs and personal representatives of any of the foregoing.

If for any reason the foregoing indemnification is unavailable to Blair or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, then the Company will contribute to the amount paid or payable by Blair or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand from the Possible Transaction, or if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than Blair) on the one hand and Blair and the Other Indemnified Parties on the other hand, as well as any other relevant equitable considerations, The relative benefits received (or anticipated to be received) by the Company and its stockholders on the one hand and by Blair and the Other Indemnified Parties on the other hand will be deemed to be in the same proportion as the total value received or contemplated to be received by the Company or its stockholders, as the case may be, as a result of or in connection with a Possible Transaction bears to the total fees paid to Blair pursuant to the Engagement Letter. The relative fault of any party or other person will be determined by reference to such party’s or person’s knowledge, access to information and opportunity to prevent or correct any misstatement, omission, misconduct or breach of duty. To the extent permitted by law, the amount required to be contributed by Blair and the Other Indemnified Parties hereunder will not exceed the total amount of fees paid to Blair pursuant to the Engagement Letter. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

If any litigation, investigation or proceeding is commenced as to which Blair proposes to demand indemnification, Blair will notify the Company with reasonable promptness; provided, however, that any failure by Blair to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been prejudiced by such failure or delay. Unless the action or proceeding involves the alleged gross negligence, incompetence, willful misconduct, self dealing, or bad faith of Blair or the Other Indemnified Parties, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blair or such Other Indemnified Party and the payment of the fees and expenses of such counsel. In the event (i) Blair or such Other Indemnified Party reasonably determines that having common counsel would present such counsel with a conflict of interest, (ii) the defendants in or targets of any such action or proceeding include both Blair or Other Indemnified Party and the Company and Blair or such Other Indemnified Party reasonably concludes that there may be legal defenses available to it or Other Indemnified Parties that are different from or in addition to those available to the Company, or (iii) the Company fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to Blair or such Other Indemnified Party in a timely manner, then Blair or such Other Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding, and the Company will pay the reasonable and customary fees and disbursements of such separate counsel (in addition to local counsel, as needed) for Blair and such Other Indemnified Parties. The Company retains the right, at its own cost, to participate in the defense of such litigation, investigation or proceeding as to which Blair employs separate counsel, and Blair will reasonably cooperate with the Company and its counsel (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense). The Company will be liable for any settlement of any claim against Blair made with the Company’s written consent, which consent will not be unreasonably withheld.

The reimbursement, indemnity and contribution obligations of the Company will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of Blair’s engagement, and (ii) be binding upon any successors and assigns of the Company. If the Company sells or otherwise transfers all or a significant portion of its assets in one or a series of transactions that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Indemnity Agreement, the Company will notify Blair in writing thereof and, if requested by Blair, will arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions mutually agreeable to the Company and Blair.

The Company agrees that it will not, without Blair’s prior written consent, settle any pending or threatened litigation, investigation or proceeding relating in any way to the transactions contemplated under the Engagement Letter unless (i) Blair and the Other Indemnified Parties are unconditionally released in any release or settlement agreement from any and all claims and liabilities, whether or not Blair and the Other Indemnified Parties are named in such litigation or proceeding and (ii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of Blair or the Other Indemnified Parties.

The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company irrevocably submits to the jurisdiction of any court of the State of Delaware or the United States District Court of the State of Delaware for the purpose of any suit, action or other proceeding arising out of this Indemnity Agreement which is brought by or against the Company. Any right to a trial by jury with respect to any action or proceeding arising in connection with or as a result of either Blair’s engagement or any matter referred to herein is hereby waived by the Company and Blair.

This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto. This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

Very truly yours,

EAST FORK B1ODIESEL, LLC

By:

Name: Chris Daniel
Title: CEO

Agreed and accepted as of
the date above.

WILLIAM BLAIR & COMPANY, L.L.C.

By:

Name: Kelly J. Martin
Title: Principal

Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

Exhibit "B"

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Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

Exhibit "C"

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Portions of this Exhibit have been omitted pursuant to the Company's request made to the Commission for confidential treatment of such omitted material.  A single * has been placed where the information has been deleted.   The full version of Exhibit 10.1 has been filed separately with the Commission.

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